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                                                                  Exhibit (d)(2)

                           CONFIDENTIALITY AGREEMENT
                           -------------------------


     Danaher Corporation (also defined as "we," "us" or "our") has requested confidential information ("Information") regarding Hart Scientific (the "Company," "you" or "your") for the purposes of evaluating a possible negotiated acquisition (the "Transaction") of certain Company assets by Danaher. It is understood and agreed that this Agreement creates no obligation to enter into any Transaction or any agreement relating to a Transaction. To induce the Company to furnish the Information to us, we hereby agree on February 27, 2001 as follows:

     1. Except as provided in paragraph 4, all Information will be kept confidential by us, except that we may disclose or make available Information
(i) to our directors, officers and employees and to representatives of our advisors and lenders and their advisors for the exclusive purpose of assisting us in the evaluation of a possible Transaction, or (ii) as otherwise required, upon advice of our counsel, by applicable United States law. We will not use, or permit any of our representatives to use, any of the Information for any purpose other than the evaluation of a possible Transaction, and, except as may be required by law.

     2. Each of the Company and us may disclose, only to the extent required by applicable law, the fact that we are engaged in discussions with the Company regarding a Transaction, the fact that the Information has been made available to us and any other aspect of this Agreement.

     3. In the event that we are requested in any proceeding to disclose any Information received by you, we will give you prompt notice of such request so that you may seek an appropriate protective order. If in the absence of a protective order we are nonetheless compelled to disclose any such Information or matter, we may disclose such Information or matter without liability hereunder, provided that we give you written notice of its disclosure as is practicable.

     4. The restrictions with respect to Information set forth in paragraph 1 shall not apply to any Information furnished to us by the Company or its representatives which (i) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by us or our representatives or (ii) was available to us on a non-confidential basis, in each case from a source other than the Company or its representatives, which source was not itself known to us to be bound by a confidentiality agreement with the Company or its representatives and had not received such information, directly or indirectly, from a person known to us to be so bound, or (iii) was developed independently by us, as shown through supporting documentation.

     5. Except as may result from a definitive agreement between the parties hereto with respect to a Transaction, the Company does not make any representation or warranty as to the accuracy or completeness of the Information provided to us, and the Company shall not have any liability resulting from the use of the Information by us or any of our representatives.
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     6.   Upon request at any time, we will promptly redeliver to you or destroy all copies of documents containing information and will promptly destroy all memoranda, notes and other writings prepared by us based on such Information.
If a potential transaction is terminated for any reason, Danaher and Fluke will return to the Company or destroy all documentation and any and all notes that were made during the process of reviewing the transaction.

     7. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original but such counterpart shall constitute one and the same instrument.

     8. This Agreement contains the entire understanding of the parties hereto with respect to the matters covered hereby and may be amended only by an agreement in writing executed by the Company and us.

     9. This Agreement shall be binding upon, inure to the benefit of and be enforceable by our respective successors and assigns. This Agreement shall be in effect for a period of two years from the date it was executed.

     10. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflict of law provisions) of the State of Delaware.

     If the foregoing correctly sets forth our agreement as to the matters set forth herein, please confirm our agreement by executing and returning a copy of this Agreement to the undersigned.

                                        Very truly yours,

                                        DANAHER CORPORATION



                                        By:   /s/ Paul Burgon
                                            ------------------------------
                                            Paul V. Burgon
                                            Manager, Corporate Development



The foregoing items are agreed to:

By:    /s/ James C. Triplett
     ------------------------------
     Name:  James C. Triplett
     Title: CEO, Hart Scientific
     Date:  February 27, 2001